Exhibit 99.1

Ciprico Reports Revenue Growth and Improved Bottom Line

Strong Sales from Broadcast Segment

Minneapolis, MN – April 22, 2003 — Ciprico Inc. (NASDAQ:  CPCI), a leading manufacturer and marketer of high-performance storage and system solutions, today announced results for the second quarter and six-month period ended March 31, 2003.

Sales for the quarter were $8.6 million, an increase of 6 percent over the prior year and the first quarter of fiscal 2003.  Ciprico recorded a net loss for the quarter of $675,000 or $0.14 per share versus a loss of $1.0 million or $0.21 per share for the same period last year, including an income tax benefit of $1.1 million, or $0.23 per share.  Total operating expenses decreased $1.3 million or 25 percent from the same period last year.

For the six months ended March 31, 2003, sales were $16.7 million, an increase of $1.4 million or 9 percent versus $15.3 million for the same period last year.  Ciprico recorded a net loss for the first half of fiscal 2003 of $1.4 million or $0.29 per share, as compared with a net loss of $3.5 million or $0.72 per share for the same period last year, including an income tax benefit of $1.1 million, or $0.23 per share.  Total operating expenses decreased $3.0 million or 28 percent from the same period last year.

Robert H. Kill, Ciprico President and CEO, said, “We continue to improve our bottom line performance.  Our broadcast business had another quarter of strong sales contribution with each of our key OEMs growing over the prior quarter and prior year.  There continues to be cautious optimism in the broadcast industry that should help sustain our sales growth in this segment.  However, sales in our military segment this past quarter were the lowest in five years.  We believe the military action in the Middle East has adversely impacted the current spending in this segment as we are seeing delays in program deployments and funding.  Despite this softness we remain optimistic of our prospects for growth in the military segment given our unique product offerings.

Kill continued, “Our growth has come primarily from our NETarray® product while our new products continue to present us with growth opportunities.  We had our first shipments of the DiMeda™ product with one of our broadcast OEMs during the second quarter.  We continue to get positive customer feedback in both our segments regarding the simplified networked capabilities of the DiMeda. We also rolled out our FibreSTORE® 2210, 2 Gb RAID solution and expect to see continued ramping of this product during the second half.  The delays in military spending have definitely impacted the sales of the TALON™, our rugged and removable storage solution but we continue to build our funnel of opportunities.”

Thomas S. Wargolet, VP – Finance & CFO added, “We continue to closely manage our operating expenses to improve our bottom line performance.   Looking forward we expect a modest increase in R&D and selling expenses associated with new product developments and higher sales.  Given the uncertainties with the timing of spending in our military segment, predicting the timing of new product sales, and the unknown timing of any sustained economic recovery, it remains a challenge to provide specific financial guidance.  Our ability to achieve our goal of break-even operating results will be somewhat dependent on our sales mix and new product traction in the military.”

Kill concluded, “We have made solid progress this year, despite some of the geopolitical and economic factors.  We expect to improve our profitability through growth in new product sales and some normalized demand within our military segment.  We believe we are well-positioned for continued growth and profitability in our markets.”

The Company will host a conference call on Wednesday, April 23 at 11:00 a.m. Eastern Time and 10:00 a.m. Central Time, to discuss this release.  The conference call will be broadcast live via the Internet at www.ciprico.com.  The conference call will also be available live via telephone at 800-219-6110.  A replay will be available through April 30, 2003 at 866-881-2302, replay code 534188.

Certain statements in this news release are forward-looking and should be read in conjunction with cautionary statements in Ciprico’s SEC filings, reports to shareholders and other news releases.  Such forward-looking statements, which reflect our current view of future events and financial performance, involve known and unknown risks that could cause actual results and facts to differ materially from those expressed in the forward-looking statements for a variety of reasons.  Some of these reasons include the ability to achieve and maintain profitability; the impact of geopolitical and economic factors affecting the markets in which we are concentrated; the impact on revenues and earnings of the timing of product enhancements and new product releases; market acceptance of new products; sales and distribution issues; competition; dependence on suppliers; limited backlog and the historic and recurring pattern of a disproportionate percentage of total quarterly sales occurring the last month and weeks of a quarter.  Investors should take such risks into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. Ciprico undertakes no obligation to update publicly or revise any forward-looking statements.

About Ciprico

Ciprico designs, manufactures and markets storage and system solutions for digital media applications within the military and government, broadcast and entertainment, and enterprise markets. Ciprico solutions combine storage, networking and computing technologies to simplify and accelerate digital media workflows.  Ciprico is headquartered in Minneapolis, MN.  More information about Ciprico is available at www.ciprico.com.

For Additional Information:

Robert H. Kill President and CEO (763) 551-4000	Thomas S. Wargolet Vice President – Finance and CFO (763) 551-4000

Ciprico Reports Second Quarter Results

CIPRICO INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(Amounts in thousands, except per share amounts)	Three Months Ended March 31,		Six Months Ended March 31,
	2003	2002	2003	2002

NET SALES	$8,571	$8,110	$16,683	$15,325
Cost of sales	5,469	5,356	10,631	9,852

GROSS PROFIT	3,102	2,754	6,052	5,473

OPERATING EXPENSES:
Research and development	1,584	2,294	3,032	4,769
Sales and marketing	1,698	2,205	3,376	4,602
General and administrative	606	670	1,278	1,311
Total operating expenses	3,888	5,169	7,686	10,682

LOSS FROM OPERATIONS	(786)	(2,415)	(1,634)	(5,209)
Other income, primarily interest	111	236	276	538

LOSS BEFORE INCOME TAXES	(675)	(2,179)	(1,358)	(4,671)
Income tax benefit	—	(1,130)	—	(1,130)

NET LOSS	$(675)	$(1,049)	$(1,358)	$(3,541)

Shares used to calculate loss per share:
Basic and diluted	4,658	4,904	4,685	4,919

NET LOSS PER COMMON SHARE:
Basic and diluted	$(0.14)	$(0.21)	$(0.29)	$(0.72)

Ciprico Reports Second Quarter Results

SALES INFORMATION

Comparative information on sales by market and geographic location for the period ended    March 31 are shown in the charts below (in millions).

For the quarter ended March 31:

	2003		2002
Market	Sales	% of Total	Sales	% of Total
Broadcast & Entertainment	$6.5	76%	$4.8	59%
Military & Government	2.0	23	3.0	37
Other	0.1	1	0.3	4
Total	$8.6	100%	$8.1	100%

	2003		2002
Geographic Location	Sales	% of Total	Sales	% of Total
Domestic	$8.1	94%	$7.3	90%
International	0.5	6	0.8	10
Total	$8.6	100%	$8.1	100%

For the six months ended March 31:

	2003		2002
Market	Sales	% of Total	Sales	% of Total
Broadcast & Entertainment	$11.2	67%	$7.1	46%
Military & Government	5.2	31	7.5	49
Other	0.3	2	0.7	5
Total	$16.7	100%	$15.3	100%

	2003		2002
Geographic Location	Sales	% of Total	Sales	% of Total
Domestic	$15.9	95%	$13.5	88%
International	0.8	5	1.8	12
Total	$16.7	100%	$15.3	100%

Ciprico Reports Second Quarter Results

CIPRICO INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)	March 31, 2003	September 30, 2002

ASSETS

Current assets:
Cash and cash equivalents	$8,472	$6,413
Marketable securities	15,628	18,071
Accounts receivable, less allowance	6,108	3,590
Inventories, net	4,686	3,145
Income taxes receivable	—	789
Other current assets	348	898
Total current assets	35,242	32,906
Property and equipment, net	2,743	2,608
Marketable securities	—	2,547
Other assets	43	54
	$38,028	$38,115

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:

Accounts payable	$5,138	$2,724
Accrued expenses	2,149	2,755
Deferred revenue	386	398
Total current liabilities	7,673	5,877

Shareholders’ equity:
Capital stock	47	48
Additional paid-in capital	34,671	35,188
Retained earnings (deficit)	(4,324)	(2,966)
Deferred compensation from restricted stock	(39)	(32)
Total shareholders’ equity	30,355	32,238
	$38,028	$38,115

Ciprico Reports Second Quarter Results

CIPRICO INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(In thousands)	Six Months Ended March 31,
	2003	2002

Cash flows from operating activities:
Net loss	$(1,358)	$(3,541)
Depreciation and amortization	932	1,170
Changes in operating assets and liabilities	(924)	(1,362)

Net cash flows used in operating activities	(1,350)	(3,733)

Cash flows from investing activities:

Equipment purchases	(1,058)	(761)
Purchases of marketable securities	(11,088)	(19,900)
Proceeds from sale or maturity of marketable securities	16,078	20,454

Net cash flows provided by (used in) investing activities	3,932	(207)

Cash flows from financing activities:

Repurchase of common stock	(622)	(486)
Proceeds from issuance of common stock	99	137

Net cash flows provided by (used in) financing activities	(523)	(349)

Net increase (decrease) in cash and cash equivalents	2,059	(4,289)

Cash and cash equivalents at beginning of period	6,413	6,377

Cash and cash equivalents at end of period	8,472	2,088

Marketable securities, current	15,628	17,986
Marketable securities, non-current	—	5,098

Total cash and marketable securities	$24,100	$25,172